Exhibit 4(g)

FLEXTRONICS CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and among

FLEXTRONICS MANUFACTURING (M) SDN BHD

as Buyer,

ASE ELECTRONICS (M) SDN. BHD.

as Company

Dated as of October 3, 2005

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ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of October 3, 2005 (the “Agreement Date”), by and among Flextronics Manufacturing (M) Sdn Bhd (Company Registration No. 206755A, a Malaysia corporation (the “Buyer”) with its registered address at Level 14, Uptown 1, 1 Jalan SS21/58, Damansara Uptown, 47400 Petaling Jaya, Selangor Darul Ehsan, Malaysia and ASE Electronics (M) Sdn. Bhd. (Company registration No. 212592-H), a Malaysia corporation with its place of business at Phase 4, Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia and its registered address at Suite 2-1, 2nd Floor, Menara Penang Garden, No.42A Jalan Sultan Abmad Shah, 10050 Penang, Malaysia (the “Company”).

RECITALS

     A. Company is engaged in the business of providing manufacturing services for camera modules for the Buyer at its facility in Penang, Malaysia (the “Business”).

     B. Company desires to sell to Buyer, and Buyer desires to purchase from Company, all of the Assets (as defined in Section 1.2 below) of Company related to the Business on the terms and conditions set forth in this Agreement (the “Acquisition”).

     C. Buyer shall also be executing Employment and Non-Competition Agreements (the “Employment and Non-competition Agreements”) with each of the key employees identified in Exhibit A (“Key Employees”).

     NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer and Company hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS.

     1.1 Agreement to Sell and Purchase Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Company agrees to sell, assign, transfer and convey to Buyer at the Closing (as defined in Section 2.3 below), and Buyer agrees to purchase and acquire from Company at the Closing, all of Company’s right, title and interest in and to all of the Assets (as defined in Section 1.2 below). The Assets will be sold, assigned, transferred and conveyed to Buyer on the Closing Date (as defined in Section 2.3 below), free and clear of all mortgages, pledges, liens, licenses (other than software licences comprised in any of the Assets), rights of possession, security interests, restrictions against the

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use of the Assets for the normal Operations of the Business, encumbrances, charges, title retention, conditional sale or other security arrangements and all claims or agreements of any nature whatsoever (other than Permitted Liens as defined in Section 4.6) (collectively “Encumbrances”) other than the Assumed Liabilities (as defined in Section 3.1 below).

     1.2 Assets Defined. As used in this Agreement, the term “Assets” means, collectively, all of the tangible and intangible assets, rights and properties owned by or licensed or leased to Company including all of the Company’s rights, claims and interests in or to all know how, processes, technical data and techniques with respect to the manufacturing processes for the Business which are used in or with respect to the Business at all that portion of the Company’s facility in Penang known as Plant 2, Plot 8, Phase IV, Free Industrial Zone, 11900 Bayan Lepas, Penang erected on all that piece of land known as Lot No. P.T. 1707, Mukim 12, Daerah Barat Daya, Pulau Pinang held under Suratan Hakmilik Sementara No. H.S.(D) 7817, which said portion measures approximately 84,000 square feet in area and more particularly delineated and coloured RED in the Floor Plans annexed hereto as Exhibit B (the “Premises”), as the same exists on the Closing Date as stated below:

          (a) The Business. The Business as a going concern.

          (b) Customer Lists, Marketing Information. Company represents that the Buyer is the only customer of the Company for the product of the Business and therefore there are no other customer lists (whether current or prior) and customer account histories for customers or prospective customers of the Business, including any data regarding such customers, nor other marketing, promotional and sales information, whether stored in written form, magnetic or electronic media or in any other form, that have been or are now maintained and related to the Business that have been or are now used, developed or purchased in connection with the Business

          (c) Contracts. All rights of Company, and any other person that directly or indirectly is controlled by Company (each an “Affiliate” and collectively, the “Affiliates”) under (i) all contracts, agreements, engagements, commitments, purchase orders, leases and licenses relating to the Business, including (but not limited to) those, as listed on Schedule 1.2(c) hereto, (ii) all contracts or agreements between Company or any of its Affiliates and any employee to the extent that they relate to confidentiality, nondisclosure, assignment of proprietary rights or non-competition with respect to the Assets or the Business and (iii) all agreements entered into in the course of operating the Business that generally have expired or been terminated or canceled containing a provision or evidencing an obligation or right relating to an item of Intellectual Property (as defined in Section 4.10) that survives such expiration, termination or

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cancellation, and all without any obligations of the Company (collectively, the “Contracts”).

          (d) Business Records. All logs, books, records, files, supplier lists and files, product component lists, engineering and design drawings, diagrams and other documentation relating to the Business, and all sales literature and sales aids, pictures, negatives, camera ready proofs, product or service catalogs, product or service sheets and documentation, product or service displays, advertising materials, manuals, computer and electronic data processing materials and correspondence relating to the Business, and copies of all documents relating to the Assets and Company’s business, accounting and financial records of the Business pertaining to the Tangible Assets (as defined in Section 1.2(e)), payroll of the Employees (as defined in Section 4.11(a)), utilities, factory supplies and spares and maintenance (the “Business Records”).

          (e) Tangible Assets. All of Company’s personal property and interests therein used in the Business including tools, jigs, scopes, fixtures, personal computers, furniture (“Non Capitalized Assets”) and equipment (“Capitalized Asset”) (excluding Inventory as defined in Section 1.2(f)) more particularly described in this Schedule 1.2(e) (the “Tangible Assets”).

          (f) Inventory. Provided the same can be used within sixty (60) days of Closing, all inventories of raw materials, supported by non-cancellable purchase orders, that are related to or used, developed or purchased in connection with the Business and all work in process (including finished goods), components and spare parts related thereto and owned by Company and its Affiliates and subject to open purchase orders, which are used, developed or purchased in connection with the Business and the products and set forth in Schedule 1.2(f) (collectively, the “Inventory”). Obsolete inventory for which there is no future demand and inventory (including work-in-process) usable in excess of sixty (60) days will be only purchased as-needed in accordance with the existing manufacturing agreement between parties.

          (g) Permits. All licenses, permits, authorizations, certificates, variances, waivers and other approvals from any governmental, local or foreign governmental, public or self-regulatory body or authority relating to the Assets or the Business to the extent transferable (collectively, the “Permits”).

          (h) Other Assets and Rights. All (i) other assets (and related rights) acquired, developed or used in connection with the Business currently or previously as provided in this Agreement, excluding software for personal computers and (ii) all warranties and representations made to Company or its Affiliates by third parties with respect to any of the Assets or the Business, all rights, remedies, set-offs, allowances, rebates, discounts and credits granted to Company or its Affiliates with respect to any Asset or the Business, together with

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any and all claims, causes of action and rights of Company or its Affiliates existing previously, now or hereafter with respect to any of the Assets or the Business.

     To the extent that any tangible or intangible assets or rights are discovered or identified at any time after the Closing Date which, pursuant to this Agreement, constitute Assets and should have been transferred to Buyer pursuant to this Agreement, Company and Buyer shall, subject to availability of the assets of rights immediately negotiate in good faith for such assets or rights to be transferred and delivered (or cause them to be delivered) to Buyer at a price to be mutually agreed between the Parties.

     1.3 Asset Transfer; Passage of Title; Delivery.

          (a) Title Passage. Title to each of the Assets shall pass to Buyer upon payment of the purchase price for each of the Assets at the times and in the manner set out in Section 2.1, and Company shall deliver to Buyer possession of all of the Assets and shall further deliver to Buyer the Assignments, Bills of Sale and Assumption Agreement referred to in Section 9.8 to convey to Buyer good and marketable title to all the Assets, free and clear of all Encumbrances (other than Permitted Liens as defined in Section 4.6) .

          (b) Delivery of Assets. On or before the Closing, Company shall, at its expense, deliver the Assets to Buyer at the Premises or at such other location and times and by such other means as are agreed by the parties. Upon the request of Buyer, Company will transfer electronically all Assets, which are transferable in electronic form.

2. PURCHASE PRICE; PAYMENTS.

     2.1 Purchase Price.

          (a) The purchase price for the Assets to be transferred hereunder (the “Closing Acquisition Consideration”) will be the aggregate of the purchase price of the Tangible Assets as set out in Section 2.1(b), the purchase price of the Inventory as set out in Section 2.1(c) and the Transition Period Costs as set out in Section 2.1(d) plus a premium of US$6.7 million (the “Premium”) to be paid as follows:

          (i) On Closing Buyer shall pay Company US$4.9 million being part of the Premium.

          (ii) Buyer shall pay the balance Premium of US$1.8 million on April 3, 2006 (the “Holdback”) which Holdback is intended to secure the

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compliance by the Company of the obligations of the Company referred to in Section 12.2(a)(i)(6) .

          (iii) Within 2 weeks following Closing, Buyer will pay the price for the Tangible Assets.

          (iv) Within 21 days from the date of receipt of the inventory Schedule 2.l(c)(i) proposed by Company based on physical inventory count on 1st October 2005, Buyer shall pay Company the uncontested inventory. Within 7 days from receipt of the supporting documentation of Buyer’s liability for contested inventory determined as set forth in Section 2.1(c)(ii), Buyer shall pay the Company for such inventory.

          (v) Within 2 weeks following Closing, Buyer will pay Company the capitalized labour and overheads as set forth in Section 2.1(c)(v) and (vi).

          (vi) Within 2 weeks from the time Buyer received the invoices for the Transition Period Costs, Buyer shall pay the Transition Period Costs.

The Closing Acquisition Consideration shall be paid as per Section 2.1(a) .

          (b) The purchase price of the Tangible Assets shall be calculated as follows:

          (i) Capitalized Assets shall be purchased by the Buyer at net book value as stated in Schedule 1.2(e);

          (ii) Non-Capitalized Assets shall be purchased by Buyer at fair market value to be agreed by the parties in writing provided that the failure to agree on the purchase price of the Non-Capitalized Assets shall not be ground for the termination of this Agreement but the Non-Capitalized Assets shall be excluded from the Acquisition;

          (iii) Unamortized equipment and machinery costs amounting to USD436,179 in respect of equipment and machinery bought and paid for by Company on behalf of Buyer for the Business.

          (c) The purchase of the Inventory shall consist of the following:

          (i) on-hand physical inventory of raw materials as of October 1, 2005 shall be at the most recent material purchase order price, subject to deductions for inventory that was not authorized by the Buyer and can not be used within 60 days of Closing. For further clarity, inventory included in Schedule 2.1(c)(i) will include; any pre-existing inventory that was previously scheduled as

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Flextronics liability as a result of the transition with Agilent, any inventory purchased with the authorization of the Buyer that will not be consumed within 60 days.

          (ii) within seven (7) calendar days after Closing the Company will propose an inventory schedule 2.1(c)(i) to Buyer based on physical inventory count on 1st October 2005 in respect of raw materials, work in progress and finished goods and rejected inventory with non-unitized price for products known as Iguana, Chameleon and Megapixel to be agreed by parties. The Buyer will propose a final inventory listing updated in schedule 2.1(c)(i) within fourteen (14) days calendar after receiving the inventory schedule 2.1(c)(i) from the Company. This final schedule will reflect the Buyers proposal for the inventory to be purchased, subject to the conditions described in this section. The Company will respond within seven (7) calendar days after receiving the final Schedule 2.1(c)(i) to contest any inventory not included in Schedule 2.l(c)(i). The Buyer shall pay the Company for contested inventory within seven (7) calendar days from receiving the supporting documentation of Flextronics liability for this inventory. The Buyer reserves the right to reject the purchase of any contested inventory not included in Schedule 2.1(c)(i) based on lack of supporting documentation from the Company. If the supporting documentation supports the Company having the Buyers authorization to purchase the inventory, the Buyer must purchase such inventory and pay for this inventory within ten (10) days of notice from the Company. If the Buyer has future requirements for any contested inventory, the Buyer will purchase this inventory (subject to availability) at the time it is required from the Company at its current cost for any future requirements.

          (iii) on-hand work-in-progress and finished goods inventory as of October 1, 2005 as per Schedule 2.1(c) shall be purchased by Buyer at the contractual yielded material costs.

          (iv) on-hand rejected inventory with non-unitized price for the products known as Iguana, Chameleon and Megapixel as per Schedule 2.1(c) shall be purchased by Buyer in accordance with the quotation provided by Company from February 4, 2005 to September 30, 2005.

          (v) capitalized labour and overheads on work-in-progress as of August 31, 2005 amounting to USD254,000.

          (vi) capitalized labour and overheads on finished goods as of August 31, 2005 amounting to USD239,150.

          (d) Buyer shall pay Company for the actual costs incurred by Company in the manufacture of camera modules pursuant to purchase orders placed by Buyer (“Transition Period Costs”) during the period from September 1, 2005 to September 30, 2005 (“Transition Period”). Such Transition Period Costs

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shall consist of all the employees’ salaries and benefits, temporary employees’ costs, equipment depreciation associated with the camera module operations, factory supplies, repair and maintenance, administration and support fee of up to USD100,000 and USD84,000, being the cost of renting the Premises for one (1) month, actual utility costs and actual maintenance costs.

          (e) The Purchase Price for each of the Assets shall be delivered by Buyer to Company by wire transfer hereof to the following bank account at the times set out in Section 2.1(a):

For payment in Ringgit Malaysia

BENEFICIARY BANK NAME: BENEFICIARY BANK ADDRESS: ACCOUNT NUMBER: SWIFT CODE: For payment in US Dollars BENEFICIARY BANK NAME: BENEFICIARY BANK ADDRESS: ACCOUNT NUMBER: SWIFT CODE:	CITIBANK BERHAD 42, JALAN SULTAN AHMAD SHAH 10050 PENANG, MALAYSIA 0-161745-014 CITIMYKL CITIBANK BERHAD 42, JALAN SULTAN AHMAD SHAH 10050 PENANG, MALAYSIA 0079887005 CITIMYKL

     2.2 Further Assurances. Company agrees that if, at any time after the Closing, any further deeds, assignments or assurances are reasonably necessary to vest, perfect, confirm or continue in Buyer title to any Assets as provided herein, Company shall execute and deliver all such proper deeds, assignments and assurances and do all other things necessary to vest, perfect, confirm or continue title to such Assets rights in the Buyer.

     2.3 Closing. Subject to termination of this Agreement as provided in Section 11, the consummation of the purchase and sale of the Assets contemplated hereby (the “Closing”) will take place on or before October 3, 2005 (the “Closing Date”).

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3. OBLIGATIONS ASSUMED.

     3.1 Liabilities. Buyer agrees, upon consummation of, and effective as of, the Closing, to assume those (and only those) liabilities of Company expressly listed below in this Section 3.1 (collectively, the “Assumed Liabilities”):

          (a) The obligations of Company arising from and after the Closing under those (and only those) Contracts specifically listed in Schedule 1.2(c), other than obligations arising from any breach or default of any of such Contracts by Company that occurred (or arose from facts occurring) prior to the Closing; and

          (b) Subject to the provisions of Section 12, all liabilities of Buyer arising after the Closing Date with respect to the conduct of the Business and use or ownership of the Assets by Buyer.

          (c) All liabilities and obligations of the Company with respect to the Transferred Employees (as defined in Section 10.1(b)) expressly assumed by the Buyer in accordance with Section 10 hereof, including, but not limited to any pre-closing liability relating to a Transferred Employee that Buyer is required by law to assume.

     3.2 Liabilities and Obligations Not Assumed. Except as expressly set forth in Section 3.1 above, Buyer shall not assume or become obligated in any way to pay any liabilities or obligations of Company or of the Business whatsoever, including but not limited to any liabilities or obligations now or hereafter arising from or with respect to, the sale of any products or services of Company that occurred prior to the Closing, commissions, fees, investment banker or broker fees (if any) payable by Company to any other party in connection with the Acquisition, the termination by Company of the employment of any current or future employees of Company or any of its Affiliates, any other claims brought against Company arising from Company’s employment of any person, any duties or obligations under any existing or future employee plans or other employee benefit plans of Company or any of its Affiliates, any present or future obligations or liabilities of Company or any of its Affiliates to existing or future employees of Company or any severance or bonus pay obligations of Company or any of its Affiliates or any obligations or liabilities or arising from any breach or default by Company of any contract, agreement or commitment of Company (including but not limited to the Contracts) that occurred (or arose from facts occurring) prior to the Closing. All liabilities, debts and obligations of Company not expressly assumed by Buyer hereunder in this Section 3.2 are herein referred to as the “Excluded Liabilities”.

     3.3 No Obligations to Third Parties. Except otherwise expressly provided herein, the execution and delivery of this Agreement shall not be

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deemed to confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or to obligate the parties to any person or entity other than the parties to this Agreement. Assumption by Buyer of any liabilities or obligations of Company under Section 3.1 shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies such parties would have against Company if the Closing were not consummated.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY.

     Save and disclosed in this Agreement or in the Disclosure Letter in this Schedule 4, the Company represents and warrants to Buyer that each of the representations, warranties and statements contained in this Section 4 is true and correct. Save as disclosed in this Agreement or the Disclosure Letter in this Schedule 4:

     4.1 Corporate Standing. Company is a company duly incorporated and validly existing under the laws of Malaysia. Company has the corporate power and authority to own and operate the Assets and to carry on the Business as now conducted by Company and is duly qualified to do the Business. Company has delivered to Buyer true and correct copies of the current Memorandum and Articles of Association of Company, as amended to date. Company has complied with its Memorandum and Articles of Association.

     4.2 Power, Authorization and Validity; Capitalization.

          (a) Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement (the “Company Ancillary Agreements”). The execution, delivery and performance by Company of this Agreement and each of the Company Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of Company.

          (b) The Assets are owned, held or used by the Company for the Business and in its possession or under its exclusive control at the Premises forming part of its facility in Penang, Malaysia.

          (c) No filing, authorization, consent or approval, governmental or otherwise, or filing with any governmental or other authority or court on the part of Company is necessary to enable Company to enter into, and to perform their respective obligations under, this Agreement, the Company Ancillary Agreements.

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          (d) This Agreement has been duly executed and delivered by Company. This Agreement and the Company Ancillary Agreements are (or, in the case of the Company Ancillary Agreements, when executed by Company, will be) valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.3 No Violation of Articles of Incorporation or Existing Agreements. Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements by Company, nor the consummation of any of the transactions provided for herein, will (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under any provision of the Memorandum and Articles of Association of Company, as currently in effect, (b) conflict with, violate, constitute a default under, result in a termination, acceleration or breach of, provide any party with any right of termination or acceleration or any other material rights or remedies under (in each case with or without notice or lapse of time, or both), or require the consent of any party under, any instrument, contract, agreement, permit, mortgage, license, franchises, leases, letter of intent or commitment (whether verbal or in writing) to which Company is a party or by which Company’s assets are bound and will not have any Material Adverse Effect upon any such rights, instruments, contracts, agreements, permits, mortgages, licenses, franchises, leases, letters of intent or commitments pursuant to the terms of those agreements, or (c) conflict with, violate or breach any judgment, writ, decree, order, statute, rule or regulation applicable to Company, in respect of the Assets or the Business.

     “Material Adverse Change” or “Material Adverse Effect,” when used with reference to the Business or the Assets means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events or changes are inconsistent with the representations or warranties made by such party in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise other than depreciation in accordance with standard accounting practice), business, prospects or results of operations of such Assets or Business, taken as a whole.

     4.4 Litigation. There is no action, proceeding, suit, arbitration, mediation, claim, or investigation pending or, to Company’s knowledge, threatened against Company (or against any officer, director, employee or agent of Company in their capacity as such or relating to their employment, services or relationship with Company) before any court or administrative agency that might reasonably be expected to affect the Business, the Assets, the Assumed Liabilities or the Transferred Employees or result, either individually or in the aggregate, in

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any material adverse change in the value, condition or status of the Business, the Assets or Assumed Liabilities, nor is Company aware of any reasonable basis therefor. There is no judgment, decree, injunction, rule or order of any court, governmental authority or arbitrator outstanding against Company which will have a material adverse effect on the Assets or the Business. There is no basis for any person, firm, corporation or entity to assert a claim against Company (or against Buyer or Buyer as a successor in interest to Company) based upon Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Acquisition or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement. Company has not, nor does Company intend to, initiate any claim, action, suit or proceeding that might affect the Business, the Assets, the Assumed Liabilities or the Transferred Employees.

     4.5 Tax Matters.

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

          (i) “Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by Malaysia or any local or foreign government, or any agency thereof, or other political subdivision of Malaysia or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

          (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (iii) “Tax Authority” means any body, entity, or group of persons with jurisdiction over or responsibility for any matters relating to Taxes.

          (b) No tax liens have been filed or exist against any Assets.

     4.6 Title to Properties; Condition of Equipment and Tangible Property. The Assets purchased by Buyer will be able to operate after the Closing in a manner substantially equivalent to the manner in which Company is currently operating the Assets. Company holds good and marketable title to all of the Assets, free and clear of all Encumbrances (other than Permitted Liens as defined

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below). The term “Permitted Lien” means any mechanics’, carriers’, workers’, lessors’ and other similar liens and software licences arising in the ordinary course of business. Save as stated in Section 9.6, title to all the Assets is freely transferable from Company to Buyer without obtaining the consent or approval of any person. The Business Records are complete and accurate in all material respects. Neither the Company nor any of its Affiliates has disposed of or terminated any of the Assets except in the ordinary course of business. All Tangible Assets other than portable Tangible Assets used by the Employees (as defined in Section 4.11(a)) are located at the Premises. Schedule 1.2(e) hereto sets forth a true and accurate description of each item, or each group of like items (stating the number), of the Tangible Assets, which description identifies (i) if so stated in Schedule 1.2(e) the location of each such item or group of items and (ii) to the extent available, original acquisition date and cost of such items. The Tangible Assets are (a) suitable for the uses to which they are currently employed, (b) in good operating condition and repair, ordinary wear and tear excepted (c) regularly and properly maintained, (d) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, (e) free from any material defects.

     4.7 Absence of Certain Changes. The Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect on the Agreement Date, and since the Agreement Date there has not been with respect to Business:

          (a) any Material Adverse Change;

          (b) any Encumbrance placed on any Assets or granted with respect to any Assets other than Permitted Liens;

          (c) any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the Assets other than sales of inventory and purchases of raw materials and equipment in the ordinary course of business, consistent with past practice;

          (d) any material damage, destruction or loss, whether or not covered by insurance, affecting the Assets or the Business;

          (e) any labor dispute or claim of unfair labor practices by the Employees (as defined in Section 4.11(a);

          (f) any change with respect to the officers or management or Key Employees of Company (the “Management Employees”);

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          (g) any material modification of the benefits payable or to become payable to any Employees of Company, or any increase in the compensation payable or to become payable to any Employees of Company, or any bonus payment or arrangement made to or with any of such Employees, except salary increases (not in excess of ten percent (10%) for any individual who are not officers or directors of Company) in the ordinary course of business consistent with past practice in connection with promotions or annual performance evaluations provided however that notwithstanding the above, Company shall notify Buyer of any increases of above five percent (5%) of the Employees’ salaries in the one (1) month prior to Closing;

          (h) any entry into, amendment of, relinquishment, termination or non-renewal by Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business, consistent with past practice, but in no event involving obligations (contingent or otherwise) of, or payments to, Company in excess of USD250,000 individually or in the aggregate;

          (i) any termination of the employment of a material number of Employees of Company;

          (j) any agreement or arrangement made by Company to do any of the foregoing or to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of Company set forth in Section 4 of this Agreement untrue or incorrect as of the date when made.

     4.8 Agreements and Commitments. Other than sales and purchases of inventory in the ordinary course of business consistent with past practice, the Company is not a party or subject to any oral or written executory agreement, contract, obligation or commitment that is material to Business, its financial condition, prospects or results of operations, including but not limited to the following transactions in respect of the Assets or the Business:

          (a) any contract, commitment, agreement, quotation or purchase order providing for payments by or to Company in an aggregate amount of USD250,000 or more;

          (b) any agreement under which Company is licensor of Intellectual Property (as defined in Section 4.9), or under which Company is licensee of any Intellectual Property of any other Person (except for standard “shrink wrap” licenses for off-the-shelf software products);

          (c) any agreement by Company to encumber, transfer or sell rights in or with respect to any Intellectual Property;

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          (d) any agreement for the sale or lease of personal property involving more than USD250,000 per year other than sales of inventory or equipment in the ordinary course of business consistent with past practice;

          (e) any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

          (f) any contract containing covenants purporting to limit Company’s freedom to compete in the Business in any geographic area or that restricts Company from soliciting potential employees, consultants, contractors, suppliers or customers;

          (g) any agreement of indemnification or warranty, other than standard warranties in connection with the sale of products and/or services in the ordinary course of business, consistent with past practice;

          (h) any contract or agreement for the employment of any officer, Employee or consultant of Company or any other type of contract, agreement or understanding with any officer, Employee or consultant of Company that is not immediately terminable by Company without cost or liability; or

          (i) any contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of sixty (60) days or less.

     All Company Agreements (including the Contracts) are valid and in full force and effect. Neither Company nor, to the knowledge of Company, any other party is in breach of or default under any material term of any Company Agreement, nor will Company nor, to Company’s knowledge, any other party be in breach of or default under any such term after giving effect to the Acquisition or the transactions contemplated hereby. To the knowledge of Company, no party to any such Company Agreement intends to cancel, withdraw, modify or amend such Company Agreement.

     4.9 Intellectual Property. Company does not own any intellectual property rights in connection with the operation of the Business.

     4.10 Compliance with Laws. Company has complied and will be, as of the Closing Date, in compliance with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Company in respect of the Assets and Business. Company is not in default with respect to, or in violation of any order, judgment, writ, injunction, decree, award, rule or regulation of any court, governmental or regulatory body or

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arbitrator. Company holds all permits, licenses and approvals from, and has made all filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required for Company to conduct the present Business without any violation of applicable law (“Governmental Permits”) and all such Governmental Permits are in full force and effect and are listed in Schedule 4.10. Company has not received any notice or other communication from any governmental authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit for the Assets or the Business.

     4.11 Employees.

          (a) A list of all employees and officers of Company who are directly engaged in the Business (the “Employees”) and their current compensation and benefits as of the date of this Agreement is set forth on Schedule 4.11(a).

          (b) Company is not subject to any collective bargaining agreements. Company has good labor relations, and neither Company has knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on Company’s labor relations.

          (c) Company has no knowledge that any of the Key Employees (other than Sabran Bin Samsuri), or any significant number of other Employees, intends to leave Company’s employ. No Management Employee (other than Sabran Bin Samsuri) or significant number of other Employees of Company, has given notice that such Employee intends to terminate his or her employment with Company.

          (d) Company is in compliance in all respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours.

          (e) All employment currently in effect are terminable at will.

          (f) All Employees of Company are legally permitted to be employed by Company.

          (g) To Company’s knowledge, no Employee of Company is in material violation of any provision of the employment rules of Company, or any restrictive covenant, relating to the right of any such employee to be employed by Company or to use of trade secrets or proprietary information of others, and to

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Company’s knowledge, the employment of any Employee of Company does not subject it to any liability to any third party.

          (h) Company is not a party to (i) any agreement with any executive officer or other key employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of any of the transactions contemplated by this Agreement, or (B) providing any term of employment or compensation guarantee, or (ii) any agreement or plan, including, without limitation, any stock option plan, any phantom stock plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     4.12 Books and Records. The Business Records (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (c) are stated in reasonable detail and fairly reflect the transactions and dispositions of the assets of Company.

     4.13 Environmental, Health and Safety Matters. Company has complied and is in compliance with all Environmental, Health, and Safety Requirements in relation to the Business. For purposes of this Agreement, the term “Environmental, Health, and Safety Requirements” means all statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     4.14 Product and Service Warranties; Yields. The Company has not experienced any product or service warranty claims greater than the same type of claims in the three (3) month period prior to the Agreement Date. No product manufactured, developed, sold, licensed, leased or delivered by Company in relation to the Business is subject to any guaranty, warranty or other indemnity beyond Company’s applicable standard terms and conditions of sale, lease or licensing (as set forth in the written Company Agreements that Company has delivered to Buyer) or beyond that imposed by law. There is not presently nor has

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there been any failure or defect in any product sold by Company in relation to the Business that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such product.

     4.15 Inventory. The Inventory is of good and merchantable quality and is readily usable and saleable in the ordinary course of the Business and fit for the purpose for which it was procured or manufactured. The Inventory is and was valued as stated in Section 2.1(c) . All items included in the Inventory are owned by Company free and clear of all Encumbrances (except Permitted Liens).

     4.16 Fair Consideration; No Fraudulent Conveyance. The transfer of the Assets to Buyer as contemplated by this Agreement and the Company Ancillary Agreements is made in exchange for fair and equivalent consideration, and Company is not now insolvent and Company will not be rendered insolvent by the sale, transfer and assignment of the Assets as contemplated by this Agreement and the Company Ancillary Agreements. Company is not entering into this Agreement and the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors. The transaction contemplated in this Agreement and the Company Ancillary Agreements will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Company whatsoever to any of the Assets in the hands of Buyer after the Closing.

     4.17 No Brokers. Neither Company nor any affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Acquisition or any other transaction contemplated by this Agreement, and Buyer will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Acquisition or any act or omission of Company, any of its Employees, officers, directors, shareholders, agents or affiliates.

     4.18 Disclosure. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by Company to Buyer and Buyer under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Company that each of the representations, warranties and statements contained in this Section 5 is true and

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correct as of the date of this Agreement and will be true and correct on and as of the Closing Date.

     5.1 Corporate Standing. Buyer is a company duly incorporated and validly existing under the laws of Malaysia and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business in each jurisdiction in which such qualification is required.

     5.2 Power, Authorization and Validity.

          (a) Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Buyer is or will be a party that are required to be executed pursuant to this Agreement (the “Buyer Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and shareholder action on the part of Buyer.

          (b) This Agreement and the Buyer Ancillary Agreements are, or when executed by Buyer will be, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     5.3 No Violation of Memorandum and Articles of Association or Existing Agreements. Neither the execution and delivery of this Agreement nor any Buyer Ancillary Agreement, nor the consummation of the transactions contemplated herein or therein, will conflict with or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Memorandum and Articles of Association of Buyer, as currently in effect, or (b) except as would not have a Material Adverse Effect on Buyer, any national, provincial, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Buyer or its assets or properties.

6. CLOSING COVENANTS OF COMPANY.

     6.1 During the period from the date of this Agreement until the Closing, Company covenant to and agree with Buyer in respect of the matters in connection with the Business as follows:

          (a) Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the period from the date hereof until the Closing Date. At Buyer’s request such cooperation

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may include joint customer calls and cooperation in setting sales, marketing and manufacturing strategies. In addition, Company will inform Buyer in writing as to Company’s entry into any material commitments or obligations.

          (b) Conduct of Business. Prior to the Closing, Company will continue to conduct the Business in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and Employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition, Company shall use its best efforts to maintain all process capability indices (the “CPK”), through-put and yield levels consistent with its business practice for the duration of the eight (8) weeks immediately prior to the Closing Date. Without limiting the foregoing, prior to the Closing, Company will not enter into any transaction or agreement, make any payment, or take any action, out of the ordinary course of business, consistent with its past practice, without the prior written consent of an authorized representative of Buyer, including, without limitation:

          (i) incur any indebtedness for borrowed money or guarantee any indebtedness of another person; enter into any transaction not in the ordinary course of business, consistent with past practice, or enter into any transaction involving amounts in excess of USD250,000, or make any commitment involving an expense of Company or capital expenditure by Company in excess of USD250,000, individually or in the aggregate, other than (A) purchases of equipment, inventory and raw materials in the ordinary course of business, consistent with its past practice, and on standard terms and (B) sales of inventory in the ordinary course of business, consistent with past practice, pursuant to existing agreements or pursuant to purchase orders on Company’s standard sales terms, as the case may be;

          (ii) encumber or permit to be encumbered any of the Assets;

          (iii) sell, transfer or dispose of any of the Assets, except sales of inventory in the ordinary course of business, consistent with past practice, pursuant to existing agreements or pursuant to purchase orders on Company’s standard sales terms, as the case may be;

          (iv) fail to maintain Tangible Assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

          (v) pay or enter into any agreements to pay any bonus, royalty, increased salary, severance or special remuneration to any officer,

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Employee or consultant (except as is already accrued or pursuant to existing arrangements heretofore disclosed in writing to Buyer) or enter into any new employment, severance or consulting agreement with any such person, or enter into any new agreement or plan of the type described in Section 4.11;

               (vi) terminate the employment of any Management Employee;

               (vii) agree to do any of the things described in the preceding paragraphs (i) through (vi) above.

          (c) Regulatory Approvals. Company will execute and file, or join in the execution and filing, of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental, local or foreign, which may be reasonably required, or which Buyer may reasonably request, in connection with the consummation of the transactions provided for in this Agreement and will use all reasonable efforts to obtain, or assist Buyer in obtaining, all such authorizations, approvals and consents.

     6.2 Necessary Consents. Unless specified in this Agreement as the Buyer’s obligation or covenant especially Buyer’s obligations in Section 9, prior to the Closing Date, Company will obtain such written consents and take such other actions as may be necessary or appropriate, in addition to those set forth in Section 6.1(c), to permit Company to assign and transfer all of the Assets to Buyer, free and clear of Encumbrances, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow Buyer and Buyer to carry on the Business after the Closing Date and to keep in effect and avoid the breach, violation of, termination of, or any adverse change to, any Contract.

     6.3 No Other Negotiations. From and after the date of this Agreement until the Closing Date or termination of this Agreement pursuant to Section 11, Company will not, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iii) furnish any information regarding Company to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company will not consider any Alternative Transaction); (iv) participate in any discussions or negotiations with any person or

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entity with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company will not consider any Alternative Transaction); (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Buyer) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any third party that is related to, provides for or concerns any Alternative Transaction. Company will promptly (and in any event within 24 hours) notify Buyer orally and in writing of any inquiries or proposals received by Company regarding any Alternative Transaction and will indicate in reasonable detail, to the extent Company is legally able to do so, the identity of the party making the proposal or inquiry and the terms and conditions of any proposal or inquiry. Company shall keep Buyer informed on an ongoing basis regarding the status of any such proposal or inquiry. Both parties agree that liquidated damages for breach hereof shall be satisfied by Company paying Buyer US$100,000. As used herein, the term “Alternative Transaction” means any commitment, agreement or transaction involving or providing for the acquisition of the Business, the merger or consolidation with or involving the Business, or the license by Company of any of its technology related to the Business other than in the ordinary course of business.

     6.4 Access to Information. Until the Closing Date, and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Company will provide Buyer and its agents with full access to the files, books, records and offices of Company, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, real, personal and intangible property, liabilities (contingent and non-contingent) and financial condition reasonably necessary for Buyer to complete its due diligence review of the products and Business. Company will cause their accountants to cooperate with Buyer and its agents in making available all financial information relating to the Tangible Assets reasonably requested.

     6.5 Further Assurances and Asset Transfers.

          (a) From and after the Closing Date, Company shall promptly execute and deliver to Buyer any and all such further assignments, endorsements and other documents as Buyer may reasonably request for the purpose of effecting the transfer of Company’s title to the Assets to Buyer and/or carrying out the provisions of this Agreement and the Company Ancillary Agreements.

          (b) From and after the date of the Closing, Company agrees to convey, transfer, and assign to Buyer, free and clear of all Encumbrances (other than Permitted Liens), any tangible or intangible rights, properties or assets then held by Company (i) that are among the Assets, including without limitation, the Contracts, (ii) the conveyance, transfer or assignment of which would have been

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necessary for representations and warranties of Company herein to be true and correct as of the date of the Closing, or (iii) the conveyance, transfer or assignment of which was or is required by the covenants Company contained in this Agreement. To the extent that any Contract was not assigned to Buyer or its Affiliates because of a limit on assignability of such Contract, Company shall take all actions necessary to pass through to Buyer or its Affiliates all benefits of such Contracts and Buyer or its Affiliates shall perform all obligations of Company thereunder and shall indemnify Company with respect to such obligations; provided that such indemnification shall be contingent on the passing of all benefits of such Contracts to Buyer or its Affiliates; provided, further, that compliance of Company with this sentence shall not excuse Company from any breach of the representations, warranties and covenants of Company, resulting from such non-assignment.

     6.6 Retention of Employees. Until the Closing Date, Company will use all reasonable efforts to retain the Employees, and Company will promptly notify Buyer if any of Company’s officers becomes aware that any of the Employees intends to leave Company’s employ.

     6.7 Shareholder Approval. Shareholders shall have approved and adopted and not rescinded such approval and adoption of, the Acquisition, this Agreement and the Company Ancillary Agreements, and the transactions contemplated hereby and thereby.

     6.8 Transaction Taxes. Company shall pay any tax in connection with its receipt of the Closing Acquisition Consideration in respect of the disposal of the Assets and the Business under this Agreement in accordance with applicable Malaysian tax law. Any stamp duties payable in connection with the Transaction shall be borne by Buyer. Buyer and Company agree to cooperate in minimizing the amount of any taxes in connection with the transaction contemplated by this Agreement and in the filing of all necessary documentation and all Tax returns, reports and forms with respect to all such taxes, including any available pre-Closing filing procedures.

     6.9 Survival of Covenants. Each of the covenants set forth in Sections 6.1(c), 6.5 and 6.8 shall survive the Closing until Company ceases to exist.

7. COVENANTS OF BUYER.

     During the period from the date of this Agreement until the Closing, Buyer covenants to and agrees with Company as follows:

     7.1 Regulatory Approvals. Buyer will execute and file, or join in the execution and filing, of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any

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governmental, local or foreign, which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Buyer will use all endeavours to obtain all such authorizations, approvals and consents.

     7.2 Satisfaction of Conditions in Section 8. Buyer will use all endeavours to satisfy or cause to be satisfied all the conditions which are set forth in Section 8 on or before the Closing Date, and Buyer will use all endeavours to cause the transactions provided for in this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein on or before the Closing Date provided that Company may waive non compliance of any of the conditions by Buyer in Section 8.

8. CONDITIONS TO OBLIGATIONS OF COMPANY.

     The obligations of Company hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company).

     8.1 Covenants. Buyer shall have paid the purchase price for the Assets at the time and in the manner set out in Section 2.1.

     8.2 Offer of Employment. Buyer shall have made offers of employment to Employees.

9. CONDITIONS TO OBLIGATIONS OF BUYER.

     The obligations of Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Buyer):

     9.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in Section 4 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Buyer shall have received a certificate to such effect executed by

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Company. For the purpose of this Agreement, the phrases “materiality”, “material respects” and “materially adverse” when used with reference to any entity or group of related entities or the Business or the Assets or any act matter or thing means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events or changes are inconsistent with the representations or warranties made by such party in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, reduced the value of the Assets by more than USD50,000.

     9.2 Covenants. Company shall have performed and complied in all material respects with all of their covenants contained in Section 6 (to the extent that such covenants require performance by Company on or before the Closing) on or before the Closing and Buyer shall have received a certificate to such effect signed on behalf of Company.

     9.3 Absence of Material Change. There shall not have been any Material Adverse Change in the Assets or the Business, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and Buyer shall have received a certificate to such effect signed on behalf of Company.

     9.4 Material Agreements. The consummation of the Acquisition shall not have any Material Adverse Effect on any Contracts.

     9.5 Compliance with Law; No Legal Restraints; No Litigation. Subject to Section 9.6, there will not be any issued, enacted or adopted, or threatened in writing by any court, governmental or other authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding by any governmental authority that prohibits or renders illegal or imposes limitations on: (a) the Acquisition or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Buyer’s right (or the right of any subsidiary of Buyer) to own, retain, use or operate any of its products, properties or assets (including equity, properties or assets of Company) on or after consummation of the Acquisition or seeking a disposition or divestiture of any such properties or assets.

     9.6 Government Consents. Company shall have obtained at or prior to the Closing Date such permits or authorizations required by Company to own the Assets and there shall have been taken by Company such other action, as may be required by Company to comply with its obligations to consummate the Acquisition by any regulatory authority having jurisdiction over Company and the actions herein proposed to be taken by Company to consummate the Acquisition provided that and it is hereby agreed that notwithstanding anything to the contrary, Buyer shall at its own costs and expense obtain all approvals, consents,

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licences and permits from the relevant regulatory authorities and other bodies on its part to consummate the Acquisition and to operate the Business at the Premises including without limitation the approvals, consents, licences and permits of the Foreign Investment Committee of the Government of Malaysia (if so required), the Ministry of International Trade and Industry (if so required) and the Royal Customs and Excise and Closing shall not be conditional upon the failure of Buyer to obtain such approvals, consents, licences and permits.

     9.1 Documents. Buyer shall have received all material written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all Material Agreements, and for Buyer to consummate the transactions contemplated hereby.

     9.8 No Litigation. No litigation or proceeding shall be threatened or pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on the Assets or the Business.

     9.9 Delivery of Assets. Subject to the payment of the purchase price of the Assets at the time and in the manner set out in Section 2.1, Company shall have delivered, and Buyer shall have received, the Assets.

     9.10 Shareholder Consent. This Agreement and the Acquisition will have been duly and validly approved and adopted, as required by applicable law and Company’s Memorandum and Articles of Association. Buyer shall have received a copy of the resolutions duly adopted by the Shareholders’ meeting approving the execution of this Agreement and the Company Ancillary Agreements by Company and the consummation of the Acquisition, such copy of resolutions to be certified by the officers of the Company.

     9.11 Employment and Noncompetition Agreements. Buyer shall have received executed Employment and Noncompetition Agreements from each Key Employee in the form of Schedule 9.11 hereto. The Employment and Noncompetition Agreements will include non-competition and non-solicitation covenants covering the longer of two years following the Closing or one year following such person’s termination of employment with Buyer.

     9.12 Employment Acceptances. Buyer shall have received acceptance of its offer of employment or engagement from the Employees.

     9.13 Assignment, Bill of Sale and Assumption Agreement. Company shall have executed and delivered the Assignment, Bill of Sale and Assumption Agreement to the effect and in the form of Schedule 9.13 hereto (the “Assignment

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and Assumption Agreement”) with respect to the Assets and the Assumed Liabilities.

     9.14 Facilities Lease. Company shall have entered into a tenancy agreement for the Business in the form attached hereto as Exhibit C pursuant to which Company will let to Buyer the personal properties described therein on a two (2) year lease (the “Facilities Lease”).

10. COVENANTS AND AGREEMENTS RELATED TO EMPLOYEES.

     10.1 Offers of Employment.

          (a) Within 7 days after Closing Buyer shall extend offers of employment to all Employees, and Company shall terminate their employment or engagement with Company or its Affiliates with such termination of employment or engagement with Company or Affiliates and the commencement of employment or engagement with Buyer to be effective not later than two (2) months from date of offers of employment by Buyer to all Employees (“Transfer Date”). Company agrees to use its best efforts to (i) retain Employees as employees (or consultants if they are currently consultants) of Company through the Transfer Date, and (ii) assist Buyer in securing the employment or engagement on the Transfer Date of the Employees.

          (b) Each Employee who is employed or engaged by Company on the Transfer Date and who actually becomes an employee of Buyer (or any Affiliate designated by Buyer) on or after the Transfer Date as a result of an offer of employment made by Buyer is herein referred to as a “Transferred Employee.” On or prior to the Transfer Date, Buyer and each of the Transferred Employees shall execute and deliver an employment letter substantially in the form of Schedule 10.1(b) hereto. Company hereby consents to the hiring of such Transferred Employees by Buyer and waives, with respect to the employment or engagement by Buyer of such Transferred Employees, any claims or rights Company or its Affiliates may have against Buyer or any Transferred Employee under any non-competition, confidentiality or employment agreement to the extent such Transferred Employees are performing services for Buyer.

          (c) Buyer will offer the Transferred Employees employee benefits and base compensation that are substantially similar in the aggregate to those provided by Company and shall also recognize such employee’s length of service with ASE. The effective date for participation in the Buyer employee benefit plans shall be the Transfer Date or the earliest practicable date.

     10.2 Withholding Taxes. Company shall be responsible for any withholding taxes with respect to any of the Employees which accrue or become payable during the period of such person’s employment or service with Company

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or arise out of the termination of such person’s employment or service with Company.

     10.3 Compensation; Contractual Obligations. Company shall be liable for and obligated to pay and indemnify and hold Buyer and its Affiliates harmless from any and all expenses, contracts, agreements, commitments, obligations, claims, suits, and other liabilities of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed or contingent or arising hereafter, directly or indirectly, with respect to (i) any of Company’s obligations under this Section 10; (ii) the employment or termination of employment by the Company of any current or future employee or consultant of Company or any of its Affiliates, including without limitation Transferred Employees, whether in connection with the transactions contemplated hereby or otherwise; (iii) any claims of discrimination under applicable law provided such claims arise from such Employee’s employment or service with or termination by Company or any of its Affiliates; (iv) any other claims or obligations arising out of the terms and conditions of employment (including under any employment agreement with Company), of any person by Company or its Affiliates or associated with the Business, whether for salary, wages, bonuses, profit sharing, commissions, sick pay or otherwise; (v) any duties or obligations of Company or administrators under any existing or future employee plans or any employment agreement of Company or other employee benefit plans of Company or any of its Affiliates; or (vi) any present or future obligations or liabilities of Company or any of its Affiliates to prior, existing or future employees of Company or any of its Affiliates, whether or not specifically described in this Section 10.

     10.4 Severance and Other Payments. Company shall be responsible for and pay any liability for severance payments to any Employee or former Employee, including Transferred Employees, that accrues or becomes payable during the period of such Employee’s employment or service with Company or arise out of the termination of such person’s employment with Company. Parties agree that Company shall be responsible for bonus of up to 8/12 months calculable for the period from January 2005 to December 2005 for the Transferred Employees. Upon payment of the bonus to the Transferred Employees, Company shall within 14 days of receipt of Buyer’s invoice, pay to Buyer such amount specified therein.

     10.5 Company Employee Plan Claims; Life Insurance and Disability Coverage. Company shall be responsible for any liability for claims filed with respect to any Employee or former Employee which are eligible for reimbursement under the terms of any employee plan maintained by Company, provided such liability accrued or became payable during the period of such person’s employment or service with Company or arise out of the termination of such person’s employment with Company.

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     10.6 No Solicitation of Former Employees. For a period of two (2) years after the Transfer Date, neither the Company, its shareholders, nor any of its Affiliates, shall hire or shall solicit, directly or indirectly, any Transferred Employee to terminate his or her employment with Buyer or to become an employee of or consultant to Company or its shareholder or its or their Affiliate, without the prior written consent of Buyer. Likewise, Buyer agrees that it shall not offer any employment to the employees of Company or any of its Affiliates who are not part of the Company’s camera module operations for a period of two (2) years following the Closing Date or for so long as Buyer remains a Tenant of the Premises, whichever is the later.

     10.7 No Rights Conferred Upon Employees. The parties hereby acknowledge that nothing in this Agreement shall confer any rights or remedies on any of Company’s employees or consultants (including without limitation any Employee or Transferred Employee) and no person (including without limitation any Employee or Transferred Employee) shall be a third party beneficiary with respect to any provision in this Agreement.

     10.8 Survival. Each of the covenants set forth in this Section 10 shall survive the Closing.

11. TERMINATION OF AGREEMENT.

     11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Company.

     11.2 Unilateral Termination.

          (a) Either Buyer or Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction, governmental or other authority shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition.

          (b) Buyer may terminate this Agreement at any time prior to the Closing if Company has committed a material breach of any of Company’s representations and warranties or covenants contained in this Agreement so that the Assets cannot be transferred to the Buyer free and clear of all Encumbrances other than the Assumed Liabilities, and has not cured such material breach within ten days after Buyer has given Company written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 11.2(b) .

          (c) Company may terminate this Agreement at any time prior to the Closing if Buyer has committed a material breach of any of Buyer’s

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representations and warranties or covenants contained in this Agreement so that the purchase price of the Assets cannot be paid to Company at the time and in the manner set out in Section 2.1, and has not cured such material breach within ten days after Company has given Buyer written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 11.2(c) .

     11.3 Transition Period. During the period from September 1, 2005 to September 30, 2005 (“Transition Period”), Company shall only issue invoices to Buyer for the actual costs incurred by Company in the manufacture of camera modules pursuant to purchase orders placed by Buyer (“Unit Manufacturing Cost”). Such Unit Manufacturing Costs shall consist only of the following items: employee salaries and benefits, temporary employee costs, equipment depreciation associated with the camera module operations, factory supplies, repair and maintenance, administration and support fee up to US$100,000, cost of lease of the building where the manufacturing operations are carried out at the rate of US$84,000 per month, actual utility costs and actual material cost. In the event the Acquisition is not successfully concluded by October 15, 2005 for reasons caused by Buyer, and provided Buyer has been provided manufacturing services by Company during the Transition Period at the Unit Manufacturing Cost, Buyer agrees that Company shall be fully compensated for such failure to close the Acquisition by Buyer paying to Company a sum of US$1.0 million as liquidated damages. Thereafter, Company shall have no further claims whatsoever against Buyer in respect of such failure to close.

12. SURVIVAL OF CLAIMS AND REMEDIES.

     12.1 Survival of Representations. All representations and warranties of Company contained in this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of Buyer, until the first anniversary of the Closing; provided, however, that the representations and warranties of Company under Section 4.5 (Tax Matters), Section 4.11 (Employees), Section 4.14 (Product and Service Warranties) will remain operative and in full force and effect until the expiration of the applicable statute of limitations and the representations and warranties of Company under Section 4.13 (Environmental, Health, and Safety Matters) will remain operative for five years (the expiration of such applicable representation and warranty being referred to hereafter as the “Release Date”). Buyer acknowledges and agrees that, from and after the Closing, except for fraud and deliberate malfeasance, its sole remedy against Company for any breach of any representation, warranty or covenant of Company set forth in this Agreement is set forth in this Section 12. All covenants of the parties shall survive according to their respective terms.

     12.2 Agreement to Pay Claims.

          (a) Payment of Claims by the Company.

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          (i) Subject to the limitations set forth in this Section 12.2, Company will hold harmless Buyer from and against any and all claims, demands, actions, causes of action, losses, reductions in value, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees subject to a maximum aggregate sum equivalent to the Closing Acquisition Consideration (less the Transition Period Costs, the purchase price of the consumed portion of the Inventory as set out in Section 2.1(c) and USD4.9 Million of the Premium) and a minimum claimable amount of USD50,000 for each and every claim or classes of claims on the same occasion or for the same subject matter (collectively, “Damages”) suffered or incurred by Buyer directly or indirectly caused by or arising out of or with respect to:

               (1) the failure of any of the representations and warranties of Company made in this Agreement or in any certificate required to be delivered by or on behalf of the Company pursuant hereto to be true and correct as of the Closing;

               (2) any breach of any covenant of Company made herein (including in any schedule or exhibit hereto);

               (3) any bonuses, commissions, severance pay, fees or other expenses payable by Company as a result of this Agreement, the Company Ancillary Agreements, the Acquisition and the transactions contemplated hereby and thereby (“Company Transaction Expenses”) that have not been deducted from the Purchase Price;

               (4) the Excluded Liabilities;

               (5) Taxes, assessments and other governmental charges of any kind or nature whatsoever, including without limitation any withholding or social security or unemployment levies, arising out of, or payable with respect to, Company’s business operations on or before the Closing Date;

               (6) any demand, claims or liability in relation to the CPK, though-put and yield levels of the Business referred to in Section 6.1(b) provided however that any claims in relation thereto shall be made against the Holdback and the claims under this sub-section may only be made by Buyer against Company until December 31, 2005;

               (7) any demand, claim, debt, suit, cause of action or proceeding made or asserted by a member, creditor, receiver, or trustee in bankruptcy of Company, or of the property or assets of Company, asserting that the transfer of the Assets to Buyer hereunder constitutes a fraudulent conveyance, fraudulent transfer, or constitutes a preference under any applicable law, including but not limited to the Malaysia Bankruptcy Law; and

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               (8) any demand, claim, debt, suit, cause of action or proceeding made or asserted by any employee or independent contractor, or any former employee or independent contractor of Company, that relates in any manner to any termination by Company of the employment or the services of such employee or independent contractor or any other matter relating to Company’s employment of such employee or independent contractor.

          (b) Survival of Claims. Notwithstanding anything to the contrary, if, prior to the applicable Release Date, Buyer makes a claim for indemnification under this Agreement with respect to a misrepresentation in, or breach of, any representation or warranty in reasonable detail to the extent then known to Buyer, then Buyer’s rights to indemnification under this Section 12.2 for such claim shall survive any expiration of such representation or warranty,

          (c) Claims Procedures. Promptly after the receipt by Buyer of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Agreement, Buyer will give Company written notice of such claim, damage, legal action or proceeding (a “Claim”) in accordance with Section 12.2(e) . Buyer may assert a Claim at any time prior to the applicable Release Date. Within ten days of delivery of such written notice, Company may, elect to contest any Claim and, in the case of any Claim involving third parties, prosecute such Claim to conclusion or settlement satisfactory to the Company using counsel reasonably acceptable to Buyer.

     If Company makes the foregoing election with respect to Claims of third parties, Buyer will have the right to participate at its own expense in all proceedings. If Company does not make such election with respect to Claims of third parties, Buyer shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement satisfactory to Buyer, and will notify Company of the progress of any such Claim, will permit Company at the sole cost of Company to participate in such prosecution or defense and will provide Company with reasonable access to all relevant information and documentation relating to the Claim and Buyer’s prosecution or defense thereof. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either Buyer (if Company defends the Claim) or Company (if Buyer defends the Claim), which consent shall not be unreasonably withheld.

     In the event that any party to this Agreement elects to contest a Claim against any other party to this Agreement under this Section 12.2, such contest shall be conducted in accordance with Section 13.1.

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          (d) Subrogation. In the event that Company shall be obligated to pay Buyer pursuant to this Agreement, Company shall, upon payment in full, be subrogated to all rights of Buyer with respect to the claim to which such payment relates

          (e) Notice of Claim. Each notice of a Claim by Buyer pursuant to this Section 12.2 (the “Notice of Claim”) will be in writing and will contain the following information:

               (i) The Buyer’s good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages (which amount may be the amount of damages claimed by a third party plaintiff in an action brought against Buyer based on alleged facts, which if true, would constitute a breach of Company’s representations and warranties); and

               (ii) A brief description, in reasonable detail (to the extent reasonably available to Buyer), of the facts, circumstances or events giving rise to the alleged Claims based on Buyer’s good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to Buyer) and copies of any formal demand or complaint.

     12.3 Effect of Knowledge.

          (a) The rights and remedies of Buyer in respect of any breach of the terms of this Agreement by Company shall not be affected by the Closing or by any investigations made by or on behalf of Buyer into the affairs of Company, or by Buyer rescinding, or failing to rescind, this Agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter whatsoever, except a specific and duly authorized written waiver or release and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

          (b) No Claim by Buyer shall be prejudiced, nor shall the amount of any Claim be reduced, in consequence of any information relating to Company or its affairs (other than information contained in this Agreement) which may at any time have come to the knowledge of Buyer and it shall not be a defense to any Claim against Company that Buyer knew or ought to have known or had constructive knowledge of any information (other than information contained in this Agreement) relating to the circumstances giving rise to such Claim.

     12.4 Limitations on Liability.

     Notwithstanding anything to the contrary, it is hereby agreed as follows:

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          (a) Buyer shall not have any Claim in respect of any matter if, and to the extent that, it is disclosed in the Disclosure Letter.

          (b) Company shall not be liable for any Claim unless:

               (i) unless it has received the Notice of Claim from Buyer and, Buyer’s estimate of the amount involved on or before the Release Date; and

               (ii) the amount of the Claim, when aggregated with all other Claims made on the same occasion or for the same subject matter, is equal to or exceeds USD50,000;

          (c) The aggregate liability of Company in respect of Claims shall not exceed an amount equivalent to the Closing Acquisition Consideration (less the Transition Period Costs, the purchase price of the consumed portion of the Inventory as set out in Section 2.1(c) and USD4.9 Million of the Premium).

13. MISCELLANEOUS

     13.1 Governing Law; Dispute Resolution. The laws of Malaysia (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute hereunder (“Dispute”) shall be finally settled by arbitration in Kuala Lumpur, Malaysia and, except as herein specifically stated, in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) for the time being in force. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

          (a) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the ICC, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

          (b) Selection of Arbitrator. The ICC will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Malaysia contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the ICC will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that

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the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the ICC (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the ICC the person who will act as the arbitrator.

          (c) Payment of Costs. Buyer and the Company will bear the expense of deposits and advances required by the arbitrator in equal proportions.

     13.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     13.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

     13.5 Other Remedies. Except as otherwise provided herein, and subject to Section 9.3 and Section 10.1, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     13.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by writing signed by each party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

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     13.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

     13.8 Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby; Company will pay any such fees in excess of the approved expenses. Buyer and Company will share equally any filing fees required by any governmental authority to effect the transaction (i.e., antitrust filing fees) that are not otherwise “Retained Liabilities”.

     13.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by facsimile or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

(a)

If to Buyer:

Flextronics Manufacturing (M) Sdn Bhd
Level 14, Uptown 1,
1 Jalan SS21/58,
Damansara Uptown,
47400 Petaling Jaya,
Selangor Darul Ehsan,
Malaysia
Attention:     Director
Phone: (60) 3 3343 1111
Fax: (60) 3 3342 7940

with copies to:
Flextronics International Ltd
2, Changi South Lane
Singapore 486123
Attention:     Chairman
Phone: (65) 6876 9371
Fax: (65) 6876 9518

(b)	If to Company: ASE Electronics (M) Sdn. Bhd. Phase 4, Bayan Lepas Free Industrial Zone

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11900 Penang, Malaysia Attention: President Phone: (60) 4 632 8208 Fax: (60) 4 642 8324

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 13.9.

     13.10 Construction of Agreement. The language hereof will not be construed for or against either party. A reference to a section, schedule or exhibit will mean a section in, schedule to, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

     13.11 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by another party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

     13.12 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     13.13 Public Announcement. Upon the Closing, Company may issue a press release, previously reviewed by Buyer and with Buyer’s consent, announcing the Acquisition. However, that Company may make such private announcements to its Employees and such customers as may be approved by Buyer concerning the subject matter of this Agreement that it deems are reasonably necessary or advisable to carry into effect the transactions contemplated hereby. Thereafter, Buyer may issue such press releases, and make such other disclosures regarding the Acquisition, as it reasonably and in good faith determines are required under applicable securities laws or regulatory rules; provided, however, that Company and its counsel will have a reasonable opportunity to review any such disclosure prior to its issuance.

     13.14 Entire Agreement. This Agreement, the Company Ancillary Agreements, the Buyer Ancillary Agreements, the Buyer Ancillary Agreements and the exhibits and schedules hereto and thereto constitute the entire

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understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

     13.15 Effect of Schedules. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one of such Schedules shall be deemed to be disclosed in any other Schedules to which such information is relevant, to the extent it is reasonably apparent from the information disclosed that it is relevant to such other Schedules.

     13.16 Mutual Drafting. This Agreement is the joint product of Buyer and Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Buyer and Company and shall not be construed for or against any party thereto.

     13.17 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties’ status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 13.17.

[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FLEXTRONICS MANUFACTURING (M) SDN. BHD.			ASE ELECTRONICS (M) SDN. BHD.

By:	/s/ MANNY MARIMUTHU		By:	/s/ GM/FS CHANG

	Name:	MANNY MARIMUTHU		Name:	GM/FS CHANG
	Title:	SENIOR VP		Title:	GM ASEM
FINANCE, ASIA

[Signature Page to Asset Purchase Agreement]